EXHIBIT 10.1
(Graphic - Fleet Letterhead)

May 28, 1996

Mr. Paul Lacy
Vice President of Finance & Administration
Kronos Incorporated
400 Fifth Avenue
Waltham, MA  02154

Dear Paul:

We are pleased to inform you that Fleet National Bank ("Bank"), successor to Fleet Bank of Massachusetts, N.A., has approved the renewal of the existing $3,000,000 revolver ("Revolver") held available to Kronos, Inc. ("Borrower") for two (2) years, until June 1, 1998. As in the past, advances under the Revolver shall bear interest at your option of either the "Prime" rate, or LIBOR+1.75%. Also, as in the past, the Bank continues to maintain a 3/8% commitment fee on the unused portion of the subject Revolver. "Prime Rate" is defined as that rate from time to time announced and made effective by the Bank as the Prime Rate. Your borrowing rate shall change as the Prime Rate changes. Interest shall be made payable monthly in arrears. Interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

It should be noted that at various times within the terms of this commitment, advances may be allocated for Letters of Credit so long as that in aggregate, advances under the revolver do not exceed the total committed amount.

Additionally approved was a two (2) year renewal of the existing $1.0MM Foreign Exchange Line, until June 1, 1998.

Notwithstanding the aforementioned, all other terms and conditions of the existing Loan Agreement remain in full force and effect. If the aforementioned terms and conditions continue to meet with your approval, please acknowledge your understanding and acceptance by signing this letter and returning it to my attention at:

                                    Fleet National Bank
                                    75 State Street
                                    Boston, Massachusetts  02109
                                    MABOFO4H

Also, please sign the enclosed Addendum to the existing Loan Agreement which serves to address the Bank's recent change in name to Fleet National Bank. If you have any questions, please call me at (617) 346-1856.

                                                     Sincerely,
                                                     /s/ Ann M. Dillon
                                                     Ann M. Dillon
                                                     Vice President

Acknowledged and Accepted:

/s/ Paul Lacy                       6/3/96
- -------------------------     ------------
Kronos Incorporated                       Date
Paul Lacy
Vice President of Finance & Administration

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                                   ADDENDUM TO


     Loan  Agreement  dated  June  30,  1993,  and  subsequently   amended  (the
"Instrument"), between Kronos Incorporated (collectively or singularly, as the case may be, the "obligor") and the Bank referred to in the instrument.

Notwithstanding anything to the contrary contained in the Instrument, the Obligor hereby acknowledges and agrees that any and all references therein to "Fleet Bank of Massachusetts, N.A.," shall be deemed to refer to Fleet National Bank.

     IN WITNESS WHEREOF, the Obligor has executed this Addendum this 3rd day of June, 1996.

                                      Obligor:

                                      Kronos Incorporated


                                      By: __/s/ Paul Lacy_________________
                                                Print Name:  Paul Lacy
                                            Title:  Vice President of Finance &
                                                                  Administration